                    [LETTERHEAD OF WILLKIE FARR & GALLAGHER]




July 22, 1994



Mueller Industries, Inc.
2959 North Rock Road
Wichita, Kansas 67226

Ladies and Gentlemen:

We have acted as counsel to Mueller Industries, Inc. (the "Company"), a corporation organized under the laws of the State of Delaware, with respect to the Company's Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission on the date hereof, in connection with the registration under the Securities Act of 1933, as amended, by the Company of an aggregate of 225,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), issuable in accordance with the terms of the Mueller Industries, Inc. 1994 Stock Option Plan and 1994 Non-Employee Directors Stock Option Plan (collectively, the "Plans").

As counsel for the Company, we have examined, among other things, such originals or copies (certified or otherwise identified to our satisfaction) of such documents, certificates and records as we deemed necessary and appropriate for the purpose of preparing this opinion.

Based on the foregoing, we are of the opinion that the shares of Common Stock have been duly and validly authorized for issuance and, when issued and paid for in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as part of the Registration Statement.

Very truly yours,

WILLKIE FARR & GALLAGHER